Exhibit 99.2

News Release

Sunoco, Inc.

1801 Market Street

Philadelphia, Pa. 19103-1699

For further information contact	For release: 8 a.m. July 22, 2004
Jerry Davis (media) 215-977-6298
Terry Delaney (investors) 215-977-6106

No. 4009

SUNOCO REPORTS SECOND QUARTER RESULTS

PHILADELPHIA, July 22, 2004 — Sunoco, Inc. (NYSE: SUN) today reported net income of $234 million ($3.07 per share diluted) for the second quarter of 2004 versus $81 million ($1.04 per share diluted) for the 2003 second quarter. Results for the current quarter included a $4 million after-tax charge for estimated losses related to retail service stations held for sale. Excluding this special item, income for the second quarter was $238 million ($3.12 per share diluted).

For the first half of 2004, Sunoco reported net income of $323 million ($4.23 per share diluted) versus net income of $167 million ($2.16 per share diluted) for the 2003 first half. Excluding the aforementioned special item, Sunoco’s income for the 2004 first half was $327 million ($4.29 per share diluted). There were no special items in the 2003 first half.

“The second quarter was an outstanding one for Sunoco,” said John G. Drosdick, Sunoco Chairman and Chief Executive Officer. “The combination of strong refined product margins, significant contributions from our recent asset acquisitions and operational improvements in each of our business units enabled Sunoco to report record earnings for the quarter, demonstrating a new level of earnings power.

“Refining and Supply earned $217 million in the second quarter. During a period of record gasoline demand and margins, our refineries achieved record levels of production and operating efficiency to optimally meet market demand. Across our refining system, inputs to crude units averaged 100 percent of capacity and we established new quarterly highs for conversion unit utilization and gasoline production. We have been steadily investing in and improving the operations at our refineries over the past several years and this quarter’s results are a good indication of the progress we have made. The Eagle Point refinery earned $42 million for the quarter and has earned $65 million since we acquired

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it on January 13, 2004. With the addition of Eagle Point, the infrastructure investments we’ve made and the ongoing operational improvements to our refineries, I am confident Refining and Supply can continue to improve operating performance in the future.

“Retail Marketing earned $24 million for the quarter. After lagging behind rising crude oil and wholesale gasoline prices throughout much of the year, retail gasoline margins rebounded sharply in June and averaged 10.7 cents per gallon for the quarter. Our second-quarter results included a $3 million income contribution from the retail sites acquired from Speedway in June 2003 and $5 million from the retail sites acquired from ConocoPhillips on April 28 of this year.”

Drosdick continued, “In addition to acquiring sites, we are also executing a Retail Portfolio Management (“RPM”) program which will reduce our invested capital in certain company-owned sites. As part of this program, we plan to divest or convert to contract dealers or distributors approximately 200 retail sites over the next 18 months. We expect to generate divestment proceeds of approximately $100 million while retaining most of the gasoline sales volume within the Sunoco branded business. While Sunoco’s current period net income includes a $4 million charge for estimated losses associated with the divestment of certain of these sites, we expect the RPM program to generate gains in excess of this recognized loss.

“Further reducing our capital employed in this business, in June, we completed the sale of our proprietary credit card business and related accounts receivable to Citibank for $94 million. The sale and related agreement to transfer servicing of our private label credit card will benefit our customers, dealers and distributors and significantly reduce our ongoing working capital.

“The Retail Marketing business has been a consistent income generator and a high-return business for Sunoco. We believe our strategy of opportunistic acquisitions combined with prudent portfolio management and ongoing retail execution improvements will result in increased earnings and returns from this business in future years.

“Chemicals earned $12 million for the quarter, up modestly from the prior-year comparable quarter. Despite strong demand growth and price increases for both polypropylene and phenol during the first half of 2004, margins have declined versus second-half 2003 levels due to significant increases in benzene and propylene feedstock costs. However, with industry utilization rates continuing to increase, we believe margins should improve, particularly as feedstock costs moderate from recent record-high levels.”

Drosdick added, “Our other businesses, Logistics and Coke, each contributed $9 million to our second-quarter results. These businesses continue to provide a relatively stable earnings stream and excellent growth opportunities to the Company. During the second quarter, Sunoco Logistics Partners

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L.P. acquired an additional interest in the Harbor Pipeline, acquired terminals in Baltimore, MD and Manassas, VA and again raised its cash distribution. At Sun Coke, construction continues on our Haverhill, Ohio coke plant which is expected to be in production by March 2005. We expect additional growth from these businesses in future years.

“Importantly, we also continued to return cash to our shareholders. We increased the dividend for the second time in less than one year, by 9 percent, to $1.20 per share annualized. We also continued our share repurchase program, repurchasing 455,000 shares of Sunoco common stock for $28 million during the quarter. Year-to-date, we have repurchased over 1.0 million shares and have remaining repurchase authorization of over $200 million.

“While growing our asset base with the Eagle Point refinery and the ConocoPhillips retail site acquisitions, we have also strengthened our balance sheet in 2004. We ended the quarter with $535 million of cash and a net debt-to-capital ratio, as defined in our revolving credit agreement, of 34 percent – each improved from year-end 2003. As we look ahead to what Sunoco can achieve over the next several years, both disciplined portfolio growth and returning cash to our shareholders will remain core to our strategy to increase shareholder value.”

DETAILS OF SECOND QUARTER RESULTS

REFINING AND SUPPLY

Refining and Supply earned $217 million in the current quarter versus $50 million in the second quarter of 2003. The increase was largely due to higher realized margins and the $42 million income contribution from the Eagle Point facility acquired in January 2004. Realized margins averaged $7.59 per barrel for the quarter, up over $3.00 per barrel from the prior-year period. Partially offsetting these positive variances were higher expenses.

Total crude unit throughput averaged 887 thousand barrels daily (100 percent utilization) for the quarter, with total production available for sale approximating 85 million barrels. Gasoline production was a record 43 million barrels for the quarter.

RETAIL MARKETING

Retail Marketing earned $24 million in the second quarter of 2004 versus $36 million in the second quarter of 2003. The decline was due largely to lower retail gasoline and distillate margins. Partially offsetting the margin decline were the added earnings from the sites acquired from ConocoPhillips in April 2004 and from Speedway in June 2003.

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CHEMICALS

Chemicals earned $12 million in the second quarter of 2004 versus $10 million in the prior-year period. The increase was due largely to three percent higher sales volumes for polypropylene and phenol and related products.

LOGISTICS

Earnings for the Logistics segment were $9 million in both second quarter periods.

COKE

The Coke business earned $9 million in the second quarter of 2004 versus $11 million in the second quarter of 2003. The decline was largely due to lower tax benefits from Jewell coke operations.

CORPORATE AND OTHER

Corporate administrative expenses were $13 million after tax in the current quarter versus $10 million in the comparable quarter last year. The increase was largely due to higher employee-related expenses, including accruals associated with cash and stock-based compensation.

Net financing expenses were $20 million after tax in the second quarter of 2004 versus $25 million in the prior-year quarter. The decline was primarily due to increased capitalized interest and lower expense attributable to the preferential return of third-party investors in Sunoco’s cokemaking operations.

SPECIAL ITEM

Net income for the second quarter of 2004 included a loss of $4 million after tax related to the Retail Marketing Divestment Program. There were no special items in the second quarter of 2003.

SIX MONTH RESULTS

Sunoco earned $323 million for the first six months of 2004 versus $167 million in the comparable 2003 period. The increase is primarily due to significantly higher wholesale fuel margins, higher chemical margins, income from the recently acquired Eagle Point refinery and Speedway and ConocoPhillips retail gasoline sites and increased earnings related to the 2003 propylene supply agreement with Equistar Chemicals, L.P. The increase was partially offset by lower retail gasoline margins and higher expenses.

Sunoco, Inc., headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 890,000 barrels per day of refining capacity, over 4,800 retail sites selling gasoline and convenience items, over 4,500 miles of crude oil and refined product

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owned and operated pipelines and 37 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States. Sunoco is a significant manufacturer of petrochemicals with annual sales of approximately five billion pounds, largely chemical intermediates used to make fibers, plastics, film and resins. Utilizing a unique, patented technology, Sunoco also manufactures two million tons annually of high-quality metallurgical-grade coke for use in the steel industry.

Anyone interested in obtaining further insights into this quarter’s results can monitor the Company’s quarterly teleconference call, which is scheduled for 3:00 p.m. ET today (July 22, 2004). It can be accessed through Sunoco’s Web site - www.SunocoInc.com. It is suggested that you visit the site prior to the teleconference to ensure that you have downloaded any necessary software.

Those statements made in this release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Sunoco believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect Sunoco’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: general business and economic conditions; competitive products and pricing; changes in refining, chemical and other product margins; variation in petroleum-based commodity prices and availability of crude oil supply or transportation; fluctuations in supply of feedstocks and demand for products manufactured; changes in operating conditions and costs; changes in the expected level of environmental capital, operating or remediation expenditures; potential equipment malfunction; potential labor relations problems; the legislative and regulatory environment; plant construction/repair delays; nonperformance by major customers, suppliers or other business partners; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in Sunoco’s Form 10-Q filed with the Securities and Exchange Commission on May 7, 2004 and in other periodic reports filed with the Securities and Exchange Commission. Sunoco undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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Sunoco, Inc.

2004 Second Quarter and Six-Month Financial Summary

(Unaudited)

	2004	2003
Second Quarter
Revenues	$6,276,000,000	$4,204,000,000	*
Net Income	$234,000,000	$81,000,000
Net Income Per Share of Common Stock:
Basic	$3.10	$1.05
Diluted	$3.07	$1.04
Weighted Average Number of Shares Outstanding (In Millions):
Basic	75.5	76.8
Diluted	76.3	77.6
Six Months
Revenues	$11,521,000,000	$8,800,000,000	*
Net Income	$323,000,000	$167,000,000
Net Income Per Share of Common Stock:
Basic	$4.28	$2.18
Diluted	$4.23	$2.16
Weighted Average Number of Shares Outstanding (In Millions):
Basic	75.5	76.7
Diluted	76.3	77.3

*	Restated to reflect the consolidation of the Epsilon Products Company, LLC polypropylene joint venture, effective January 1, 2003, in connection with the adoption of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” in the first quarter of 2004.

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Sunoco, Inc.

Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars)

(Unaudited)

	Three Months Ended June 30		Variance
	2004	2003
Refining and Supply	$217	$50	$167
Retail Marketing	24	36	(12)
Chemicals	12	10	2
Logistics	9	9	—
Coke	9	11	(2)
Corporate and Other:
Corporate expenses	(13)	(10)	(3)
Net financing expenses and other	(20)	(25)	5

	238	81	157
Special item	(4)	—	(4)

Consolidated net income	$234	$81	$153

Earnings (loss) per share of common stock (diluted):
Income before special item	$3.12	$1.04	$2.08
Special item	(.05)	—	(.05)

Net income	$3.07	$1.04	$2.03

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Sunoco, Inc.

Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars)

(Unaudited)

	Six Months Ended June 30		Variance
	2004	2003
Refining and Supply	$317	$143	$174
Retail Marketing	20	46	(26)
Chemicals	24	6	18
Logistics	17	20	(3)
Coke	18	21	(3)
Corporate and Other:
Corporate expenses	(25)	(19)	(6)
Net financing expenses and other	(44)	(50)	6

	327	167	160
Special item	(4)	—	(4)

Consolidated net income	$323	$167	$156

Earnings (loss) per share of common stock (diluted):
Income before special item	$4.29	$2.16	$2.13
Special item	(.06)	—	(.06)

Net income	$4.23	$2.16	$2.07

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Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

Certain revisions have been made to Sunoco’s Financial and Operating Statistics presented below. In Refining and Supply, operating data is now provided for the MidContinent Refining Complex (previously, separate data had been provided for the Toledo and Tulsa refineries). Also, the Chemicals margin and volume data as well as certain other financial information reflect the impact of consolidating the Epsilon Products Company, LLC polypropylene joint venture in connection with the adoption of FASB Interpretation No. 46. The polypropylene margin information also now includes the impact of a long-term supply contract entered into on March 31, 2003 with Equistar Chemicals, L.P. and the cost of additives. Prior-period amounts have been restated to conform to the 2004 presentation.

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2004	2003	2004	2003
TOTAL REFINING AND SUPPLY
Income (Millions of Dollars)	$217	$50	$317	$143
Realized Wholesale Margin* (Per Barrel of Production Available for Sale)	$7.59	$4.29	$6.66	$4.81
Crude Inputs as Percent of Crude Unit Rated Capacity**	100	100	97	98
Throughputs*** (Thousand Barrels Daily):
Crude Oil	887.0	726.5	855.8	713.4
Other Feedstocks	57.1	51.1	61.4	54.4

Total Throughputs	944.1	777.6	917.2	767.8

Products Manufactured*** (Thousand Barrels Daily):
Gasoline	471.4	373.9	445.2	366.8
Middle Distillates	307.0	240.3	296.1	239.2
Residual Fuel	77.3	65.6	77.5	62.2
Petrochemicals	40.4	29.3	36.9	27.3
Lubricants	15.1	13.9	14.1	13.5
Other	69.8	83.5	82.8	88.5

Total Production	981.0	806.5	952.6	797.5
Less: Production Used as Fuel in Refinery Operations	50.9	38.9	46.9	37.8

Total Production Available for Sale	930.1	767.6	905.7	759.7

*	Wholesale sales revenue less cost of crude oil, other feedstocks, product purchases and related terminalling and transportation divided by production available for sale.

**	In January 2004, crude unit capacity increased from 730 to 890 thousands of barrels daily. This change reflects the acquisition of the 150 thousand barrels-per-day Eagle Point refinery effective January 13, 2004 and a 10 thousand barrels-per-day adjustment at the Toledo refinery reflecting the increased reliability and enhanced operations at this facility in recent years. The calculation of the crude inputs as a percent of crude unit rated capacity for the six months ended June 30, 2004 includes the Eagle Point refinery, effective January 13, 2004.

***	Data pertaining to the Eagle Point refinery for the six months ended June 30, 2004 are included based on the amounts attributable to the 170-day ownership period (January 13, 2004 – June 30, 2004) divided by 182 days.

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SUNOCO 2Q04 EARNINGS, PAGE 10

Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2004	2003	2004	2003
Northeast Refining Complex*
Realized Wholesale Margin (Per Barrel of Production Available for Sale)	$7.42	$4.42	$6.59	$5.04
Market Benchmark 6-3-2-1 (Per Barrel)	$7.67	$4.56	$7.41	$6.20
Crude Inputs as Percent of Crude Unit Rated Capacity**	101	100	100	97
Throughputs*** (Thousand Barrels Daily):
Crude Oil	659.5	503.3	645.2	490.5
Other Feedstocks	52.0	44.6	55.5	47.5

Total Throughputs	711.5	547.9	700.7	538.0

Products Manufactured*** (Thousand Barrels Daily):
Gasoline	349.0	266.4	334.7	260.2
Middle Distillates	241.9	175.3	234.2	170.8
Residual Fuel	72.7	62.0	73.7	58.2
Petrochemicals	32.8	22.5	31.0	20.6
Other	41.7	42.0	53.5	49.4

Total Production	738.1	568.2	727.1	559.2
Less: Production Used as Fuel in Refinery Operations	38.8	27.8	36.8	27.1

Total Production Available for Sale	699.3	540.4	690.3	532.1

*       Comprised of the Marcus Hook, Philadelphia and Eagle Point refineries.

**     On January 13, 2004, crude unit capacity increased from 505 to 655 thousands of barrels daily as a result of the Eagle Point refinery acquisition. The calculation of the crude inputs as a percent of crude unit rated capacity for the six months ended June 30, 2004 includes the Eagle Point refinery, effective January 13, 2004.

***  Data pertaining to the Eagle Point refinery for the six months ended June 30, 2004 are included based on the amounts attributable to the 170-day period subsequent to the acquisition date divided by 182 days.

MidContinent Refining Complex*

Realized Wholesale Margin (Per Barrel of Production Available for Sale)	$8.11	$3.97	$6.88	$4.28
Market Benchmark 3-2-1 (Per Barrel)	$10.34	$5.93	$8.36	$5.95
Crude Inputs as Percent of Crude Unit Rated Capacity**	97	99	90	99
Throughputs (Thousand Barrels Daily):
Crude Oil	227.5	223.2	210.6	222.9
Other Feedstocks	5.1	6.5	5.9	6.9

Total Throughputs	232.6	229.7	216.5	229.8

*	Comprised of the Toledo and Tulsa refineries.

**	Effective January 1, 2004, crude unit capacity increased from 225 to 235 thousands of barrels daily as a result of a 10 thousand barrels-per-day adjustment at the Toledo refinery.

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SUNOCO 2Q04 EARNINGS, PAGE 11

Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2004	2003	2004	2003
MidContinent Refining Complex (continued)
Products Manufactured (Thousand Barrels Daily):
Gasoline	122.4	107.5	110.5	106.6
Middle Distillates	65.1	65.0	61.9	68.4
Residual Fuel	4.6	3.6	3.8	4.0
Petrochemicals	7.6	6.8	5.9	6.7
Lubricants	15.1	13.9	14.1	13.5
Other	28.1	41.5	29.3	39.1

Total Production	242.9	238.3	225.5	238.3
Less: Production Used as Fuel in Refinery Operations	12.1	11.1	10.1	10.7

Total Production Available for Sale	230.8	227.2	215.4	227.6

RETAIL MARKETING
Income (Millions of Dollars)	$24	$36	$20	$46
Retail Margin* (Per Barrel):
Gasoline	$4.50	$4.89	$3.64	$4.21
Middle Distillates	$3.66	$5.18	$5.04	$5.62
Sales of Petroleum Products (Thousand Barrels Daily):
Gasoline	304.7	270.0	289.2	260.6
Middle Distillates	40.0	37.4	42.3	40.9

	344.7	307.4	331.5	301.5

Total Retail Gasoline Outlets, End of Period	4,864	4,536	4,864	4,536
Gasoline and Diesel Throughput per Company Owned or Leased Outlet (M Gal/Site/Month)	135	121	130	117
Convenience Stores:
Total Stores, End of Period	788	841	788	841
Merchandise Sales (M$/Store/Month)	$81	$71	$77	$69
Merchandise Margin (Company Operated) (% of Sales)	26%	25%	25%	24%

*	Retail sales price less wholesale price and related terminalling and transportation costs divided by total sales volumes. The retail sales price is the weighted average price received through the various branded marketing distribution channels.

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SUNOCO 2Q04 EARNINGS, PAGE 12

Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2004	2003	2004	2003
CHEMICALS*
Income (Millions of Dollars)	$12	$10	$24	$6
Margin** (Cents per Pound):
All Products***	9.8	10.1	9.5	8.4
Phenol and Related Products	8.2	8.7	8.4	7.6
Polypropylene***	12.1	12.4	11.2	9.9
Sales (Millions of Pounds):
Phenol and Related Products	648	629	1,262	1,299
Polypropylene†	547	533	1,122	1,083
Plasticizers††	—	134	28	291
Other	32	42	80	88

	1,227	1,338	2,492	2,761

*	Prior-period amounts have been restated to reflect the consolidation of the Epsilon joint venture, effective January 1, 2003, in connection with the adoption of FASB Interpretation No. 46 in the first quarter of 2004.

**	Wholesale sales revenue less cost of feedstocks, product purchases and related terminalling and transportation divided by sales volumes.

***	The polypropylene and all products margins include the impact of a long-term supply contract entered into on March 31, 2003 with Equistar Chemicals, L.P. which is priced on a cost-based formula that includes a fixed discount.

†	Includes amounts attributable to the Bayport facility subsequent to its purchase, effective March 31, 2003.

††	Consists of amounts attributable to the plasticizer business, which was divested in January 2004.

COKE

Income (Millions of Dollars)	$9		$11		$18		$21
Coke Production (Thousands of Tons)	493		502		971		994
Coke Sales (Thousands of Tons)	491		502		973		995

CAPITAL EXPENDITURES (Millions of Dollars)

Refining and Supply	$78		$60		$148	*	$103
Retail Marketing	23	**	21	***	39	**	35	***
Chemicals	13		6		19	*	10	†
Logistics	28		8		32	*	15
Coke	28		2		44		2

	$170		$97		$282		$165

*	Excludes $235 million acquisition from El Paso Corporation of the Eagle Point refinery and related chemical and logistics assets, which includes inventory. The $235 million purchase price is comprised of $175, $40 and $20 million attributable to Refining and Supply, Chemicals and Logistics, respectively.

**	Excludes $181 million acquisition from ConocoPhillips of 340 retail outlets located primarily in Delaware, Maryland, Virginia and Washington, D.C., which includes inventory.

***	Excludes $162 million purchase from a subsidiary of Marathon Ashland Petroleum LLC of 193 retail gasoline sites located primarily in Florida and South Carolina, which includes inventory.

†	Excludes $198 million associated with the formation of a propylene partnership with Equistar Chemicals, L.P. and a related supply contract and the acquisition of Equistar’s Bayport polypropylene facility, which includes inventory.

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SUNOCO 2Q04 EARNINGS, PAGE 13

Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2004	2003	2004	2003
DEPRECIATION, DEPLETION AND AMORTIZATION (Millions of Dollars)
Refining and Supply	$44	$40	$92	$79
Retail Marketing	28	24	53	48
Chemicals	17	18	34	30
Logistics	7	7	14	14
Coke	4	3	7	6

	$100	$92	$200	$177

	At June 30 2004	At December 31 2003
BALANCE SHEET INFORMATION (Millions of Dollars)
Cash and Cash Equivalents	$535	$431
Total Borrowings (including Current Portion)*	$1,596	$1,601
Shareholders’ Equity	$1,808	$1,556

*	At June 30, 2004 and December 31, 2003, includes $143 and $148 million, respectively, attributable to the Epsilon joint venture, which is now consolidated in connection with the adoption of FASB Interpretation No. 46.

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SUNOCO 2Q04 EARNINGS, PAGE 14

Sunoco, Inc.

Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars)

(Unaudited)

	2003
	1st	2nd	3rd	4th	Total
Refining and Supply	$93	$50	$98	$20	$261
Retail Marketing	10	36	20	25	91
Chemicals	(4)	10	21	26	53
Logistics	11	9	9	(3)	26
Coke	10	11	11	11	43
Corporate and Other:
Corporate expenses	(9)	(10)	(10)	(11)	(40)
Net financing expenses and other	(25)	(25)	(25)	(24)	(99)

	86	81	124	44	335
Special items	—	—	(15)	(8)	(23)

Consolidated net income	$86	$81	$109	$36	$312

Earnings (loss) per share of common stock (diluted):
Income before special items	$1.12	$1.04	$1.59	$.57	$4.32
Special items	—	—	(.19)	(.10)	(.29)

Net income	$1.12	$1.04	$1.40	$.47	$4.03

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SUNOCO 2Q04 EARNINGS, PAGE 15

Sunoco, Inc.

Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars)

(Unaudited)

	2004
	1st	2nd
Refining and Supply	$100	$217
Retail Marketing	(4)	24
Chemicals	12	12
Logistics	8	9
Coke	9	9
Corporate and Other:
Corporate expenses	(12)	(13)
Net financing expenses and other	(24)	(20)

	89	238
Special item	—	(4)

Consolidated net income	$89	$234

Earnings (loss) per share of common stock (diluted):
Income before special item	$1.17	$3.12
Special item	—	(.05)

Net income	$1.17	$3.07

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SUNOCO 2Q04 EARNINGS, PAGE 16

Sunoco, Inc.

Consolidated Statements of Income

(Millions of Dollars)

(Unaudited)

	2003*
	1st	2nd	3rd	4th	Total
REVENUES
Sales and other operating revenue (including consumer excise taxes)	$4,589	$4,189	$4,630	$4,561	$17,969
Interest income	2	2	1	2	7
Other income (loss)	5	13	(11)	33	40

	4,596	4,204	4,620	4,596	18,016

COSTS AND EXPENSES
Cost of products sold and operating expenses	3,722	3,261	3,536	3,635	14,154
Consumer excise taxes	437	490	556	516	1,999
Selling, general and administrative expenses	163	180	202	207	752
Depreciation, depletion and amortization	85	92	94	98	369
Payroll, property and other taxes	27	24	30	24	105
Provision for write-down of assets and other matters	—	—	—	28	28
Interest cost and debt expense	29	29	29	30	117
Interest capitalized	(1)	—	(1)	(1)	(3)

	4,462	4,076	4,446	4,537	17,521
Income before income tax expense	134	128	174	59	495
Income tax expense	48	47	65	23	183

Net Income	$86	$81	$109	$36	$312

*	Restated to reflect the consolidation of the Epsilon joint venture, effective January 1, 2003, in connection with the adoption of FASB Interpretation No. 46 in the first quarter of 2004.

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SUNOCO 2Q04 EARNINGS, PAGE 17

Sunoco, Inc.

Consolidated Statements of Income

(Millions of Dollars)

(Unaudited)

	2004
	1st	2nd
REVENUES
Sales and other operating revenue (including consumer excise taxes)	$5,232	$6,265
Interest income	2	1
Other income	11	10

	5,245	6,276

COSTS AND EXPENSES
Cost of products sold and operating expenses	4,254	4,949
Consumer excise taxes	498	571
Selling, general and administrative expenses	187	223
Depreciation, depletion and amortization	100	100
Payroll, property and other taxes	33	28
Interest cost and debt expense	29	28
Interest capitalized	(1)	(2)

	5,100	5,897
Income before income tax expense	145	379
Income tax expense	56	145

Net Income	$89	$234

-END OF SUNOCO 2Q04 EARNINGS REPORT-